Exhibit 99.2

#

The non-GAAP financial measure EBIT has been removed from all periods presented in the Selected Financial Data table presented below.  Additionally, a reconciliation of basic earnings per share to core earnings per share has been added.

Selected Financial Data
Dollars and shares in millions, except per share amounts	Calendar 2002	Transition Period	Fiscal 2001	Fiscal 2000	Fiscal 1999	Fiscal 1998
Income statement and earnings reinvested data
Operating revenues	$868.9	$201.0	$940.9	$607.4	$1,070.7	$1,340.1
Cost of sales	268.2	49.1	327.3	111.9	544.7	796.0
Operating margin	600.7	151.9	613.6	495.5	526.0	544.1
Operating expenses
Operation and maintenance	274.1	68.1	267.2	247.8	268.2	278.0
Depreciation and amortization	89.1	23.2	100.0	83.2	78.8	71.1
Taxes other than income taxes	29.3	6.0	32.8	26.7	24.4	27.4
Total operating expenses	392.5	97.3	400.0	357.7	371.4	376.5
Operating income	208.2	54.6	213.6	137.8	154.6	167.6
Other income	38.8	7.7	22.6	28.2	18.0	12.9
Interest expense and preferred stock dividends	(86.0)	(23.8)	(97.4)	(57.7)	(59.1)	(61.1)
Earnings before income taxes	161.0	38.5	138.8	108.3	113.5	119.4
Income taxes	58.0	13.6	49.9	37.2	39.1	38.8
Net income	103.0	24.9	88.9	71.1	74.4	80.6
Common dividends paid	60.5	14.9	58.6	59.8	62.1	61.5
Other	0.1	0.2	0.5	0.2	0.1	-
Earnings reinvested	$42.4	$9.8	$29.8	$11.1	$12.2	$19.1
Net income	$103.0	$24.9	$88.9	$71.1	$74.4	$80.6
Gain on sale of Utilipro	-	-	(7.1)	-	-	-
Gain on propane transaction	-	-	-	(10.7)	-	-
Corporate reorganization	-	-	-	6.2	-	-
Marketer billing issues	-	-	-	2.0
Gain on sale of joint venture interest	-	-	-	-	(22.3)	-
Write-down on impaired assets	-	-	-	-	-	8.5
Core earnings	$103.0	$24.9	$81.8	$68.6	$52.1	$89.1
Common stock data
Weighted average shares outstanding-basic	56.1	55.3	54.5	55.2	57.4	57.0
Weighted average shares outstanding-diluted	56.6	55.6	54.9	55.2	57.4	57.1
Earnings per share-basic	$1.84	$0.45	$1.63	$1.29	$1.30	$1.41
Earnings per share-diluted	$1.82	$0.45	$1.62	$1.29	$1.29	$1.41
Earnings per share-basic	$1.84	$0.45	$1.63	$1.29	$1.30	$1.41
Gain on sale of Utilipro	-	-	(0.13)	-	-	-
Gain on propane transaction	-	-	-	(0.19)	-	-
Corporate reorganization	-	-	-	0.11	-	-
Marketer billing issues	-	-	-	0.03	-	-
Gain on sale of joint venture interest	-	-	-	-	(0.39)	-
Write-down on impaired assets	-	-	-	-	-	0.15
Earnings per share-core	$1.84	$0.45	$1.50	$1.24	$0.91	$1.56
Dividends per share	$1.08	$0.27	$1.08	$1.08	$1.08	$1.08
Dividend payout ratio	58.7%	60.0%	66.3%	83.7%	83.1%	76.6%
Book value per share (1)	$12.54	$12.41	$12.20	$11.49	$11.58	$11.42
Market value per share (2)	$24.30	$23.02	$19.97	$20.08	$16.25	$19.37
Balance sheet data (1)
Total assets	$3,742.0	$3,454.3	$3,368.1	$2,587.9	$2,587.6	$2,645.7
Long-term liabilities and deferred credits	$701.9	$670.6	$710.8	$768.3	$806.5	$800.4
Capitalization
Long-term debt (excluding current portion)	767.0	797.0	845.0	590.0	610.0	660.0
Subsidiaries’ obligated mandatorily redeemable preferred securities	227.2	218.0	219.9	74.3	74.3	74.3
Common shareholders' equity	710.1	690.1	671.4	620.9	661.5	654.1
Total capitalization	$1,704.3	$1,705.1	$1,736.3	$1,285.2	$1,345.8	$1,388.4

#

Financial ratios (1)
Capitalization
Long-term debt	45.0%	46.7%	48.7%	45.9%	45.3%	47.5%
Subsidiaries’ obligated mandatorily redeemable preferred securities	13.3%	12.8%	12.6%	5.8%	5.5%	5.4%
Common shareholders' equity	41.7%	40.5%	38.7%	48.3%	49.2%	47.1%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Return on average common shareholders' equity	14.9%	14.6%	13.8%	11.1%	11.3%	12.6%

(1)

As of December 31, 2002 and September 30, 2001 through 1998, respectively

(2)

December 31, 2002 and September 30, 2001 through 1998 closing market prices, respectively

#